LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota  55415


January 15, 1996

State Street Bank and Trust Company
1776 Heritage drive
No. Quincy, MA 02171

Gentlemen:

This is to advise you that LB Series Fund, Inc. (the Fund) has established two new series of shares to be known as Opportunity Growth Portfolio and World Growth Portfolio. In accordance with the Additional Funds provision in
Section 12 of the Custodian Contract dated December 2, 1986, between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for the two new series under the terms of the respective contracts.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.



By /s/ Rolf F. Bjelland
   ---------------------

Agreed to this ________ day of January, 1996

State Street Bank and Trust Company


By ____________________________
   Vice President


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